Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, March 7, 2008

eOn Communications to Outsource U.S. Operations Management to Cortelco

Companies to Combine Management for Cost Savings, Market Expansion and

Integration Pending Anticipated Merger

SAN JOSE, CA (March 7, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported that eOn and Cortelco Systems Holding Corp (Cortelco) have entered into an outsourcing agreement whereby Cortelco will provide management for all U.S. operations for eOn. Included in the management services are sales, marketing, product management, engineering, technical support, quality assurance, accounting and information technology.

Cortelco, headquartered in Corinth, Mississippi, has a long and profitable history in the telecommunications market. It recently directed cost reductions and revitalized revenue growth at Cortelco Systems Puerto Rico Inc. (CPROF.ob).

“Cortelco has a proven track record of cost effective management in a very competitive business environment,” said David Lee, Chairman and Chief Executive Officer, eOn Communications. “We expect this integration to provide a running start with our expected merger and provide eOn with important cost savings and market expansion for both companies.”

The completion the Cortelco merger is subject to a number of conditions, including the filing of a definitive registration and proxy statement with the SEC and obtaining shareholder approvals, and there is no guarantee the merger will be completed. eOn anticipates that it will continue to utilize Cortelco’s management expertise on an outsourcing basis irrespective of whether the proposed merger closes.

About eOn Communications

eOn Communications Corporation is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.